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                                                           EXHIBIT 11.01

                                                 LDI CORPORATION AND SUBSIDIARIES
                                                 COMPUTATION OF EARNINGS PER SHARE
                                           (Amounts in Thousands, Except Per Share Data)


                                                                         Three Months Ended                  Nine Months Ended
                                                                             October 31,                         October 31,
                                                                        1995              1994            1995               1994
                                                                        -----------------------           -----------------------
                 Average Shares Outstanding
                 --------------------------

                 1. Average common shares outstanding                   6,764             6,727           6,746              6,727

                 2. Net additional shares outstanding assuming
                    stock options exercised and proceeds used to
                    purchase treasury stock                               (A)               (A)             (A)                (A)

                 3. Dilutive shares contingently issuable upon
                    conversion of debentures or exercise of
                    warrants  (See Note 6 of the Notes to
                    Consolidated Financial Statements)                    (A)               (A)             (A)                (A)

                 4. Adjusted average common shares outstanding
                    for fully diluted computation                       6,764             6,727           6,746              6,727

                 Net Earnings (Loss)
                 -------------------

                 5. Net earnings (loss) as reported in
                    statements of consolidated earnings              $(1,944)             $ 208        $(4,235)           $(2,869)


                 6. Decrease in interest expense and amortization
                    of debt issuance costs relating to the
                    subordinated debentures, net of income tax
                    benefit                                               (A)               (A)             (A)                (A)

                 7. Adjusted net earnings (loss)                     $(1,944)             $ 208        $(4,235)           $(2,869)


                 Earnings (Loss) Per Share
                 -------------------------

                 8. Net earnings (loss) per average common share
                    outstanding                                        $(.29)              $.03          $(.63)             $(.43)

                 9. Net earnings per common share on a fully
                    diluted basis                                         (A)               (A)             (A)                (A)



(A)   Antidilutive


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